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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BROWN SHOE COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 15, 2005
To Brown Shoe Shareholders:
You are cordially invited to attend the Annual Meeting of Shareholders of Brown Shoe Company, Inc. to be held at our headquarters at 8300 Maryland Avenue, St. Louis, Missouri, in the Conference Center, on Thursday, May 26, 2005, at 11:00 a.m., St. Louis time. The formal Notice of the Annual Meeting, the Proxy Statement and a proxy card accompany this letter. Our Annual Report for fiscal year 2004 is also enclosed.
I hope you will be present at the meeting. Whether or not you plan to attend, please cast your vote by telephone or on the Internet, or complete, sign and return the enclosed proxy card in the postage-prepaid envelope, also enclosed. The prompt execution of your proxy will be greatly appreciated.

Sincerely yours,

Ronald A. Fromm
Chairman of the Board and
Chief Executive Officer

Brown Shoe Company, Inc.
8300 Maryland Avenue, St. Louis, Missouri 63105-3693
Notice of
Annual Meeting of Shareholders

DATE:	Thursday, May 26, 2005
TIME:	11:00 a.m., St. Louis Time
PLACE:	8300 Maryland Avenue Conference Center St. Louis, Missouri 63105
Matters to be voted on:

•	Election of three directors

•	Approval of Amendments to the Incentive and Stock Compensation Plan of 2002

•	Any other matters if properly raised
Only shareholders of record at the close of business on April 4, 2005 may vote at the meeting. Your vote is important. Whether you plan to attend the annual meeting or not, please cast your vote by phone or on the Internet, or complete, date and sign your proxy card and return it in the envelope provided. If you attend the meeting and prefer to vote in person, you may do so even if you have previously submitted a proxy.
It is our policy that all proxies, ballots and vote tabulations that identify the vote of any shareholder will be kept strictly confidential until after a final vote is tabulated and announced, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.

Michael I. Oberlander
Vice President, General Counsel and
Corporate Secretary
April 15, 2005

PROXY STATEMENT
FOR THE BROWN SHOE COMPANY, INC.
2005 ANNUAL MEETING OF SHAREHOLDERS
Information about the Annual Meeting
Why am I receiving these proxy materials?
Your board of directors is soliciting proxies to be voted at the 2005 Annual Meeting of Shareholders. This proxy statement includes information about the issues to be voted upon at the meeting.
On April 15, 2005, we began mailing these proxy materials to all shareholders of record at the close of business on April 4, 2005. On the record date, there were 18,097,697 shares of our common stock outstanding.
Where and when is the annual meeting?
The Annual Meeting of Shareholders will take place on May 26, 2005 in the Conference Center at our headquarters, located at 8300 Maryland Avenue, St. Louis, Missouri 63105. The meeting will begin at 11:00 a.m., St. Louis time.
What am I voting on?
We are aware of two items to be voted on by shareholders at the annual meeting, the election of three directors (Ronald A. Fromm, Steven W. Korn and Patricia G. McGinnis) and the approval of amendments to the Incentive and Stock Compensation Plan of 2002.
How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on April 4, 2005, the record date. These shares include:

•	Shares held directly in your name as the “shareholder of record,” and

•	Shares held for you as the beneficial owner through a broker, bank, or other nominee in “street name.”
If I am a shareholder of record, how can I vote my shares?
You can vote by proxy or in person.
How do I vote by proxy?
If you are a shareholder of record, you may vote your proxy by telephone, Internet, or mail. Our telephone and Internet voting procedures are designed to authenticate shareholders by using individual control numbers. Voting by telephone or Internet will help us reduce costs.

•	Voting your proxy by telephone

In the U.S. and Canada, you can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day, 7 days a week up through the day before the meeting. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	Voting your proxy by Internet

You can also choose to vote via the Internet. The web site for Internet voting is on your proxy card. Internet voting is available 24 hours a day, 7 days a week up through the day before the meeting. If you vote via the Internet, you do not need to return your proxy card.

•	Voting your proxy by mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.
If you vote by proxy using any of these three methods, the persons named on the card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and for or against the proposed amendments to the Incentive and Stock Compensation Plan of 2002 or any other proposals properly brought before the annual meeting. If you vote by telephone or Internet and choose to vote with the recommendation of your board of directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of all nominees for director and “FOR” the approval of the proposed amendments to the Incentive and Stock Compensation Plan of 2002. If any other matter is properly brought before the meeting, your proxies will vote in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matter that is required to be acted on at the annual meeting other than those discussed in this proxy statement.
If you wish to give a proxy to someone other than the persons named on the enclosed proxy card, you may strike out the names appearing on the card and write in the name of any other person, sign the proxy, and deliver it to the person whose name has been substituted.
May I revoke my proxy?
If you give a proxy, you may revoke it in any one of three ways:

•	Submit a valid, later-dated proxy,

•	Notify our Corporate Secretary in writing before the annual meeting that you have revoked your proxy, or

•	Vote in person at the annual meeting.
How do I vote in person?
If you are a shareholder of record, you may cast your vote in person at the annual meeting.
If I hold shares in street name, how can I vote my shares?
You can submit voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the voting instruction card included in these materials by your broker or nominee.
Is my vote confidential?
Yes. Voting tabulations are confidential, except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us, and when a shareholder’s written comments appear on a proxy or other voting material.
What vote is required to approve each proposal?

Election of Three Directors (Proxy Item No. 1)	The nominees who receive the most votes for the available positions will be elected. If you do not vote for a particular nominee or you indicate “withheld” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Approval of Amendments to the Incentive and Stock Compensation Plan of 2002 (Proxy Item No. 2)	The affirmative vote of a majority of the shares voting either for or against Proxy Item No. 2 at the annual meeting is required for the approval of the proposed amendments to the Incentive and Stock Compensation Plan of 2002.

Other matters	The affirmative vote of a majority of the shares voting either for or against such matters at the annual meeting is required to act on any other matter properly brought before the meeting.
In order to have a valid shareholder vote, a shareholder quorum must exist at the annual meeting. A quorum will exist when shareholders holding a majority of the outstanding shares of our stock are present at the meeting, either in person or by proxy.
If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted (“broker non-votes”) will not have any effect with respect to such proposals. Broker non-votes occur when brokers do not have discretionary voting authority on certain proposals under the rules of the New York Stock Exchange and the beneficial owner has not instructed the broker how to vote on these proposals.
What are my costs of soliciting these proxies?
We are paying the cost of preparing, printing, and mailing these proxy materials. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. A few of our officers and employees may also participate in the solicitation, without additional compensation, by telephone, e-mail, and other electronic means or in person.
Where can I find the voting results of the meeting?
We intend to announce preliminary voting results at the meeting. We will publish the final results in our Quarterly Report on Form 10-Q for the first quarter of 2005, which we expect to file on or before June 9, 2005. You can obtain a copy of the Form 10-Q by logging on to our website at www.brownshoe.com/secfilings, by calling the Securities and Exchange Commission at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
How can I reduce the number of copies of proxy materials delivered to my household?
Securities and Exchange Commission rules allow delivery of a single annual report and proxy statement to households at which two or more shareholders reside. Accordingly, shareholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the annual report and proxy statement, unless the shareholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each shareholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information you receive, as well as our expenses. If your family has multiple accounts, you may have received householding notification from your broker earlier this year and, consequently, you may receive only one proxy statement and annual report. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to us by mail at 8300 Maryland Avenue, St. Louis, Missouri 63105, attention: Vice President, General Counsel and Corporate Secretary, or by telephone at (314) 854-4000. If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address or telephone number.

Corporate Governance
Since 1878, we have been guided by a value system that emphasizes integrity and trust at all levels of our organization. We have longstanding policies and practices to promote the management of our company with integrity and in our shareholders’ best interests. The board has adopted and adheres to Corporate Governance Guidelines that the board and senior management believe represent sound practices. The corporate governance guidelines are available on our website, at www.brownshoe.com/governance. The board continually reviews these guidelines, New York law (the state in which we are incorporated), the rules and listing standards of the New York Stock Exchange, and SEC regulations, as well as best practices suggested by recognized governance authorities. The guidelines reflect the board’s policy that all directors are expected to attend the annual meeting of shareholders and all of them attended last year’s annual meeting.

Independent Directors
Currently, of the nine members of the board of directors, eight meet the New York Stock Exchange standard for independence. In March 2005, the board approved changes to the Corporate Governance Guidelines and established standards for independence. Other than Mr. Fromm, who is an executive officer, each of the other members of the board of directors satisfies the independence standards in the Corporate Governance Guidelines. The independent members of the board meet regularly without any members of management present. Mr. Liddy, as chair of the Executive Committee, usually presides at such executive sessions. If Mr. Liddy is absent, then Mr. Ritter, the other member of the Executive Committee, presides in his place. Only independent directors serve on our Audit, Compensation and Governance and Nominating Committees.

Code of Ethics
We have a Code of Business Conduct, which is applicable to all directors, officers and employees of the company. We have an additional Code of Ethics, which is applicable to the principal executive officer, principal financial officer and principal accounting officer. Both the Code of Business Conduct and the Code of Ethics are available on the company’s website at www.brownshoe.com/governance. We intend to post amendments to or waivers from (to the extent applicable to an executive officer of the company) either code on our website.

Communicating with the Board
Shareholders and other parties interested in communicating directly with an individual director or with the non-management directors as a group may do so by writing to the individual director or group, c/o Corporate Secretary, Brown Shoe Company, Inc., 8300 Maryland Avenue, St. Louis, Missouri 63105 or by sending an e-mail to directors@brownshoe.com. The board approved a process for handling communications received by the company and addressed to non-management members of the board. Under that process, the corporate secretary of the company reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the corporate secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the company that is addressed to members of the board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Election of Directors (Proxy Item No. 1)
Structure of the Board
Our certificate of incorporation and bylaws provide for a board of directors that is divided into three classes as equal in size as possible. This classified board structure was adopted on November 2, 1954. Except as noted below, each of the classes has a three-year term, and the term of one class expires each year in rotation at that year’s annual meeting. We may change the size of the board by amending our bylaws. Persons elected by a majority of the remaining directors may fill vacancies on the board. A director elected by the board to fill a vacancy, or a new directorship created by an increase in the size of the board, serves until the next annual meeting of shareholders.

Our bylaws can be amended by a majority of shareholders acting at a meeting of shareholders or by a majority of the board. In August 2004, your board elected Steven W. Korn to fill the vacancy on the Board created by the retirement of John Peters MacCarthy after the 2004 annual meeting of shareholders. In searching for a new director, Mr. Bower, as the Chair of the Governance and Nominating Committee, compiled a list of possible candidates and solicited input from all of the directors. The Governance and Nominating Committee reviewed and considered all of the potential candidates. Mr. Bower then contacted Mr. Korn to initiate a discussion about joining the board. Mr. Korn met with several of the independent directors and, upon the recommendation of the Governance and Nominating Committee, Mr. Bower extended an invitation to Mr. Korn to join the board.
There are no family relationships between any of our directors and executive officers.
Your board of directors has nominated three individuals, each of whom is a current director, for election as directors for three-year terms at the 2005 Annual Meeting: Ronald A. Fromm, Steven W. Korn and Patricia G. McGinnis.
Your board is not aware that any nominee named in this proxy statement is unwilling or unable to serve as a director. If, however, a nominee is unavailable for election, your proxy authorizes the proxies to vote for a replacement nominee if the board names one. As an alternative, the board may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees identified below.
NOMINEES FOR A THREE-YEAR TERM THAT WILL EXPIRE IN 2008:

RONALD A. FROMM, 54, has been our Chairman of the Board of Directors and Chief Executive Officer and a director since 1999. From 1999 until January 2004, he also served as our President. Previously, he served as a Vice President and as President of our Brown Branded and Brown Pagoda divisions. From 1992 until 1998, he served as Executive Vice President of our Famous Footwear division. He currently serves as a director of the Footwear Distributors and Retailers of America (FDRA), the Fashion Footwear Association of New York (FFANY) and the Two/ Ten International Footwear Foundation.

STEVEN W. KORN, 51, has been a director since 2004. Until 2000, he was Vice Chairman and Chief Operating Officer of CNN, a position he held starting in 1996. Previously, he served as the Vice President, General Counsel and Secretary at Turner Broadcasting System, Inc. (TBS). Mr. Korn has also served as an attorney specializing in civil litigation involving media, entertainment and telecommunications issues. Mr. Korn currently serves on the boards of Public Broadcasting Service, Vassar College and Schenck School, and the advisory boards of SV Investment Partners, LLC and Alvarez & Marsal.

PATRICIA G. McGINNIS, 57, has been a director since 1999. She is the President and Chief Executive Officer of The Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. She has held that position since May 1994. From 1982 until May 1994, she was a principal at the FMR Group, a public affairs consulting firm. Ms. McGinnis serves as a director of Imagitas, Inc.

Your Board of Directors recommends a vote “FOR” these nominees.
CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2006:

JOSEPH L. BOWER, 66, has been a director since 1987. Since 1973, he has been the Donald Kirk David Professor of Business Administration at Harvard Business School. Mr. Bower serves as a director of Anika Therapeutics, Loews Inc., the New America High Income Fund, Sonesta International Hotels Corporation and the TH Lee Putnam EOP Fund.

RICHARD A. LIDDY, 69, has been a director since 1994. He is the retired Chairman of the Board of Directors of GenAmerica Financial Corporation, formerly known as GenAmerica Corporation and prior to that as the General American Life Insurance Company. He served as President and Chief Executive Officer of GenAmerica from 1992 until his retirement in September 2000. In January 2000, while Mr. Liddy served as President of GenAmerica Financial Corporation, GenAmerica sold its mutual holding company to Metropolitan Life Insurance Company. At the request of the Missouri State Insurance Department, a receiver was appointed in order to oversee the equitable distribution of proceeds to policyholders. Mr. Liddy serves as a director of Ameren Corporation, Energizer Holdings, Inc. and Ralcorp Holdings, Inc.

JERRY E. RITTER, 70, has been a director since 1996. Until 1996, he was Executive Vice President and Chief Financial and Administrative Officer of Anheuser-Busch Companies, Inc. From 1996 until 1999, Mr. Ritter served as Chairman of the Board of Directors of the Kiel Center sports and entertainment complex and of the Saint Louis Blues Hockey Club of the National (Professional) Hockey League, and as Chairman of the Board of Directors and Chief Executive Officer of Clark Enterprises, Inc., a (parent) holding company which then was engaged in the management and operation of the Savvis Center (formerly known as the Kiel Center).
CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2007:

JULIE C. ESREY, 66, has been a director since 1995. From 1962 to 1976, she was employed as an International Economist for Exxon Corporation, where she subsequently was engaged as a consultant. Ms. Esrey has served as a member of the Executive Committee of the Board of Trustees of Duke University and a director of the Duke Management Company. She also has served as a director of Bank IV Kansas, National Association, in Wichita, Kansas.

W. PATRICK McGINNIS, 57, has been a director since 1999. He is a member of the Board of Directors and Chief Executive Officer and President of Nestlé Purina PetCare Company. From 1997 until 2001, he was a member of the Board of Directors and Chief Executive Officer and President of Ralston Purina Company. He served as President and Chief Executive Officer of the Pet Products Group of Ralston Purina Company from 1992 to 1997, when he was elected to the Board of Directors and to the additional office of Co-Chief Executive Officer of Ralston Purina Company. Mr. McGinnis serves on the Board of Directors of Energizer Holdings, Inc.

HAL J. UPBIN, 66, has been a director since February 2004 and is the Chairman of the Board of Directors and Chief Executive Officer of Kellwood Company. From 1994 until 1997, he was President and Chief Operating Officer of Kellwood Company, and from 1992 until 1994, he was Executive Vice President— Corporate Development of Kellwood Company. He served as Vice President— Corporate Development of Kellwood Company from 1990 to 1992 and was President of American Recreation Products, Inc., a subsidiary of Kellwood, from 1989 to 1992. Mr. Upbin serves on the Board of Directors of First Banks, Inc., the St. Louis Chapter of the AMC Cancer Research Center, and the Regional Business Council. He is also a member of the Board of Trustees for Pace University, the Council of National Trustees National Jewish Medical and Research Center, and the National Council of Washington University’s Olin School of Business.
Certain Relationships
In September 2001, the company acquired a condominium in Madison, Wisconsin for use by company employees during trips to our Famous Footwear division’s headquarters in Madison. The company subsequently transferred title to the property to one of our subsidiaries. For several years the company used the condominium for business purposes, mostly for use by Mr. Fromm during his trips to Madison. In 2004, your board determined that the condominium was no longer needed for business purposes and decided to sell it. Mr. Fromm expressed an interest in purchasing the condominium. The company obtained two independent appraisals of the condominium, the average of which was $240,000. Mr. Fromm purchased the condominium for $240,000 from the company’s subsidiary.
Board Meetings and Committees
The board has the following four committees: Audit, Compensation, Executive and Governance and Nominating. Below is a table indicating the membership of each of the committees and how many times the board and each committee met in fiscal 2004. Each director attended at least 75 percent of the total number of meetings of the board and of the committees on which he or she serves.

Governance and
	Board	Audit	Compensation	Executive	Nominating

Mr. Bower	Member		Member		Chair
Ms. Esrey	Member		Member		Member
Mr. Fromm	Chair			Member
Mr. Korn	Member	Member
Mr. Liddy	Member			Chair	Member
Ms. McGinnis	Member		Member		Member
Mr. McGinnis	Member	Member	Chair
Mr. Ritter	Member	Chair		Member
Mr. Upbin	Member	Member
Number of 2004 Meetings	10	7	3	0	5
Audit Committee
The Audit Committee’s primary responsibilities are to monitor (a) the integrity of the company’s financial statements, (b) the financial reporting process and systems of internal accounting and financial controls, (c) compliance with ethics policies and legal and regulatory requirements and the company’s independent auditors’ qualifications and independence and (d) the performance of the company’s internal audit function and independent auditors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors. The board has determined, in its judgment, that the Audit Committee is composed solely of independent directors as defined in the NYSE listing standards and Rule 10A-3 of the Exchange Act and operates under a written charter adopted by the entire board (attached as Exhibit A to this proxy statement and available on our website at www.brownshoe.com/governance). The board has also determined, in its judgment, that Mr. Ritter is an “audit committee financial expert.” The board, in the Corporate Governance Guidelines, has established the policy that no member of the Audit Committee may serve on the audit committees of more than 3 public companies (including our Audit Committee). The Report of the Audit Committee can be found below and on the following page of this proxy statement.
Compensation Committee
The Compensation Committee’s primary responsibility is to establish the executive officers’ compensation. The Compensation Committee also reviews changes in the compensation of other key management employees, approves the participation of executives and other key management employees in the various compensation plans, reviews our compensation programs, and monitors our promotion and management development practices. The board has determined, in its judgment, that the Compensation Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board (available on our website at www.brownshoe.com/governance). The Report of the Compensation Committee on Executive Compensation can be found on page 18 of this proxy statement.
Executive Committee
The Executive Committee may exercise all of the powers and duties of the board in the direction of the management of our business and affairs during the intervals between board meetings that may lawfully be delegated to it by the board of directors. However, certain categories of matters have been expressly reserved to the full board. The Executive Committee operates under a written charter adopted by the entire board (available on our website at www.brownshoe.com/governance).
Governance and Nominating Committee
The Governance and Nominating Committee develops criteria for membership on the board, recommends candidates for membership on the board and its committees, evaluates the structure and composition of the board, reviews and recommends compensation of nonemployee directors and reviews the effectiveness of board governance. The Governance and Nominating Committee will consider a candidate for director proposed by a shareholder. A candidate should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of shareholders. In evaluating the suitability of individual nominees, the Governance and Nominating Committee will also take into account, among other things, the person’s personal and professional attributes, ability to provide necessary stewardship over business strategies and programs adopted to insure the coordination of interests among employees, management and shareholders, ability to respect and maintain adherence to the Code of Business Conduct, and ability to balance short-term goals and long-term goals of the company and its shareholders. A shareholder wishing to propose a candidate for the committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to our Corporate Secretary. The board has determined, in its judgment, that the Governance and Nominating Committee is composed solely of independent directors as defined in the NYSE listing standards and operates under a written charter adopted by the entire board (available on our website at www.brownshoe.com/governance).
Audit Committee Report
The Audit Committee oversees the company’s financial reporting process on behalf of your board of directors. Management is primarily responsible for the financial statements and reporting process including the systems of internal controls, while the independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.
In this context, the committee has met and held discussions with management and the internal and independent auditors. The committee discussed with the company’s internal and independent auditors the overall scopes and plans for their respective audits. The committee met, at least quarterly, with the internal and independent auditors, with and without management present, and discussed the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. Management represented to the committee that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, including their judgments as to the quality, not just the acceptability, of the company’s accounting principles; the reasonableness of significant judgments and clarity of disclosures; and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States.
The company’s independent auditors also provided to the committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with the independent auditors that firm’s independence, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Audit Committee considered whether the provision by Ernst & Young, LLP of non-audit services, including tax services, was compatible with their independence.
In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors and the board has approved including the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for filing with the Securities and Exchange Commission. The committee has retained Ernst & Young as the company’s independent auditors for fiscal 2005.
While the committee has the responsibilities and powers set forth in its charter, it is not the duty of the committee to plan or conduct audits or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the committee to conduct investigations or to assure compliance with laws and regulations and the company’s business conduct policies.
Audit Committee
Jerry E. Ritter, Chair
Steven W. Korn
W. Patrick McGinnis
Hal J. Upbin
Director Compensation
In fiscal 2004, we compensated each nonemployee director for his or her service to us. Such compensation was comprised of the following:

•	$20,000 as an annual retainer,

•	Chairs of the Compensation, Executive and Governance and Nominating Committees each received an additional $7,500 annual retainer

•	Chair of the Audit Committee received an additional $12,500 annual retainer

•	A restricted stock unit award of 1,100 shares, and

•	$1,000 fee for each board and committee meeting attended, or each day of such meeting if such meeting was over multiple days.
In 2004, we also canceled the 1,600 shares of restricted stock that were granted to each of the nonemployee directors on May 26, 2003, and granted in their place 1,600 restricted stock units. A restricted stock unit is the economic equivalent of a grant of restricted stock; however, no actual shares of stock are issued at the time of grant. Rather, the award entitles the nonemployee director to receive in cash at a future date the value of one share of our common stock for each restricted stock unit, subject to satisfaction of a one-year vesting requirement. The payout of the restricted stock units will be on the date that service as director terminates or such earlier date as a nonemployee director may elect. We also pay the premiums for directors’ liability insurance and travel accident insurance for each director. We do not maintain a directors’ retirement plan. A director who is our employee does not receive payment for service as a director.
Mr. Liddy also serves on our Investment Committee with Mr. Fromm and two other officers. The Investment Committee oversees the company’s responsibilities under our pension plans, evaluates and employs investment managers and otherwise governs the management of assets under the plans. The Investment Committee met four times in fiscal 2004 and we paid Mr. Liddy $1,000 per meeting.
In March 2005, your board decided, upon the recommendation of the Governance and Nominating Committee, that effective following the annual meeting of shareholders, the director compensation would be the same as in 2004, except that the annual retainer will be $30,000, the fee for board meetings will be $1,500, and each nonemployee director will receive a grant of 1,200 restricted stock units.
In October 1999, the board adopted a deferred compensation plan for nonemployee directors. Three of our nonemployee directors have elected to defer the receipt of all of their cash compensation for serving as directors. Under the plan, we credit each participant’s account with the number of units which is equal to the number of shares of our stock, and dividends earned on such shares, which the participant could purchase or receive with the amount of the deferred compensation on the date the cash was earned, based upon the fair market value of our stock on that date. When the participating director terminates his or her service as a director, we will pay to him or her such deferred compensation (or to his or her designated beneficiary in the event of his or her death) in annual installments over a five-year or ten-year period, or in a lump sum, at the director’s election. The amount paid will be based on the number of units of deferred compensation credited to the participating director’s account, valued on the basis of the fair market value of an equivalent number of shares of our stock at the end of the fiscal quarter on or following termination of the director’s service. The plan also provides for earlier payment of a participating director’s account if the board determines that the participant has a demonstrated financial hardship.
Stock Ownership by Directors and Executive Officers
The following table shows the amount of our common stock beneficially owned, and share units in our deferred compensation plan for nonemployee directors, as of April 4, 2005, by each director, each of the executive officers listed in the Summary Compensation Table on page 13 of this proxy statement, and all current directors and executive officers as a group. In general, “beneficial ownership” includes those shares a person has or shares the power to vote, or the power to dispose. The table also shows the number of options to purchase shares of our stock that are exercisable, either immediately or by June 4, 2005:

	Amount of Common Stock
	Beneficially Owned

	Number of	Exercisable		% of Shares	Share
Name	Shares(1)	Options(2)	Total	Outstanding	Units(3)

Joseph L. Bower	7,750	12,500	20,250	*	2,726
Julie C. Esrey	2,861	12,500	15,361	*	2,726
Ronald A. Fromm	81,335	337,500	418,835	2.27%	—
Steven W. Korn	0	0	0	*	1,108
Richard A. Liddy	11,344	13,000	24,344	*	14,035
Patricia G. McGinnis	1,148	11,300	12,448	*	13,576
W. Patrick McGinnis	1,000	8,400	9,400	*	2,276
Gary M. Rich	32,024	100,875	132,899	*	—
Jerry E. Ritter	2,950	13,000	15,950	*	14,506
David H. Schwartz	22,247	56,250	78,497	*	—
Diane M. Sullivan	26,882	12,500	39,382	*	—
Hal J. Upbin	500	0	500	*	1,111
Joseph W. Wood	15,721	22,500	38,221	*	—
Directors and executive officers as a group (16 persons, including certain of those named above)	282,354	781,825	1,034,316	5.64%	52,064

*	Represents less than 1% of the outstanding shares of common stock.

(1)	Includes stock held directly and indirectly through the company’s 401(k) plan and restricted stock subject to forfeiture, a vesting schedule and other restrictions.

(2)	Shares that could be acquired by exercising stock options through June 4, 2005.

(3)	Share units include units in our deferred compensation plan for nonemployee directors and restricted stock units issued to our nonemployee directors, the value of which mirrors the value of common stock. The share units are ultimately paid in cash and have no voting rights.
We own a majority interest in Shoes.com, Inc. Shoes.com has 801,666 shares of common stock outstanding, as well as 200,000 shares of series A preferred stock and 1,224,726 shares of series A-1 preferred stock, each of which are convertible into common stock (on a one-to-one basis). Mr. Fromm owns exercisable options to purchase 2,500 shares of common stock of Shoes.com. The directors and executive officers as a group own exercisable options to purchase 10,000 shares of common stock of Shoes.com.

Principal Holders of Our Stock
The following table shows all persons or entities that we know to beneficially own more than 5% of our common stock on April 4, 2005:

	Number of		Percent of
	Shares of		Outstanding
Name and Address of Beneficial Owner	Common Stock		Common Stock

Barclays Private Bank Limited	1,333,226	(1)	7.37%
45 Fremont Street
San Francisco, California 94105

NFJ Investment Group L.P.	1,252,200	(2)	6.92%
2121 San Jacinto Street, Suite 1840
Dallas, Texas 75201

ABN AMRO Trust Services Company	1,009,140	(3)	5.58%
161 N. Clark Street
Chicago, Illinois 60601

Olstein & Associates, L.P.	984,300	(4)	5.44%
4 Manhattanville Road
Purchase, New York 10577

(1)	Based on its filings with the SEC, Barclays Global Investors, N.A. possessed sole voting power over 715,803 shares and sole dispositive power over 838,978 shares; Barclays Global Fund Advisors possessed sole voting power over 468,746 shares and sole dispositive power over 469,648 shares; and Palomino Limited possessed sole voting and dispositive power over 24,600 shares.

(2)	Based on its filings with the SEC, NFJ Investment Group L.P. (“NFJ”), is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. NFJ may be deemed the beneficial owner of shares of common stock held for investment advisory clients or discretionary accounts. NFJ has the sole power to dispose of 1,252,200 and vote 786,900 of the shares under its written guidelines and shares the power to vote 465,300 of the shares.

(3)	Based on its filings with the SEC, ABN AMRO Trust Services Company, acting in its capacity as trustee for the company’s 401(k) savings plan, possessed sole voting and dispositive power over these shares, but disclaims beneficial ownership of such shares.

(4)	Based on its filings with the SEC, Olstein & Associates, L.P. (“Olstein”), is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnished investment advice to the Olstein Financial Alert Fund and the Smith Barney Classic Values Fund. In its role as investment advisor or manager, Olstein possesses sole voting and dispositive power over these shares, but disclaims beneficial ownership of such shares.

Executive Compensation
The following summary compensation table shows the compensation paid during each of the last three fiscal years to Mr. Fromm and the other four most highly compensated executive officers who were serving as executive officers as of January 29, 2005.
Summary Compensation Table

					Long-Term Compensation
					Awards
		Annual Compensation					Payouts
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Name and Principal			Bonus	Compensation	Award(s)	Options/SARs	Payouts	Compensation
Position	Year	Salary($)	($)(1)	($)(2)	($)(3)	(#)	($)(4)	($)(5)

Ronald A. Fromm	2004	818,269	225,000	—	-0-	20,000/-0-	480,582	7,175
Chairman of the Board and	2003	768,269	536,145	53,515	127,500	50,000/-0-	—0-	7,202
Chief Executive Officer	2002	718,269	1,087,500	56,558	-0-	40,000/-0-	-0-	7,967
Diane M. Sullivan	2004	643,269	162,500	259,050	-0-	-0-/-0-	-0-	4,375
President	2003	71,539	150,000	—	937,250	50,000/-0-	-0-	-0-
Joseph W. Wood	2004	493,269	200,000	140,045	-0-	15,000/-0-	144,174	7,175
President, Famous Footwear	2003	443,269	276,728	81,180	63,750	30,000/-0-	-0-	7,731
	2002	400,000	447,040	118,660	150,500	30,000/-0-	-0-	308
David H. Schwartz	2004	471,058	95,000	—	-0-	7,500/-0-	144,174	7,175
Chief Administrative Officer and	2003	462,308	254,660	—	-0-	7,500/-0-	-0-	7,081
President, Brown Shoe	2002	439,615	556,250	—	113,700	20,000/-0-	-0-	7,123
International
Gary M. Rich	2004	471,058	85,000	—	-0-	7,500/-0-	144,174	7,175
President, Brown Shoe Wholesale	2003	463,654	233,318	—	113,700	7,500/-0-	-0-	7,040
	2002	452,981	568,750	—	-0-	15,000/-0-	-0-	7,070

(1)	Amounts shown were earned and accrued during the fiscal years indicated and are paid subsequent to the end of each fiscal year, pursuant to our Incentive and Stock Compensation Plan of 1999 and our Incentive and Stock Compensation Plan of 2002. The amounts in fiscal 2002 also include $200,000 that Mr. Fromm elected to defer pursuant to a deferred compensation plan, to be distributed in a single lump sum upon termination of employment.

(2)	Consistent with applicable regulations, this column does not include perquisites that when aggregated did not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus. The amounts shown in this column include: (a) for Ms. Sullivan in fiscal 2004, relocation expenses of $249,356, and (b) for Mr. Wood in fiscal 2004, relocation expenses of $131,875.

(3)	Restricted stock awards are valued by multiplying the closing market price of our stock on the date of grant by the number of shares awarded. We pay dividends on shares of restricted stock at the same rate as paid to all shareholders. In fiscal 2004, we paid dividends to each of the named executive officers as follows: $13,250 to Mr. Fromm; $10,000 to Ms. Sullivan; $5,000 to Mr. Wood; $4,000 to Mr. Schwartz and $3,000 to Mr. Rich. The restrictions on the restricted stock awards lapse as follows: one-half of the shares after four years from the date of the grant, an additional one-fourth after six years and the remaining one-fourth after eight years.

On January 29, 2005, the named executive officers held the following number of unvested shares with the corresponding market value as of that date:

Name	Number of Restricted Shares	Value

Ronald A. Fromm	20,625	$597,300
Diane M. Sullivan	25,000	$724,000
Joseph W. Wood	12,500	$362,000
David H. Schwartz	10,000	$289,600
Gary M. Rich	7,500	$217,200

(4)	Compensation under the long-term incentive plan is in the form of shares of our common stock paid out pursuant to performance share awards made in 2002 and paid in 2005. These performance share awards are valued by multiplying the closing market price of our stock on the date of issuance by the number of shares issued.

(5)	Represents matching contributions to our 401(k) plan made in 2004 for each of the named executive officers.
Employment and Severance Agreements
We and Ronald A. Fromm entered into an employment agreement dated October 5, 2000 for him to serve as our Chairman, President and Chief Executive Officer. The employment agreement has a term of one year that is automatically extended for successive one-year periods unless either party terminates the agreement upon 90 days notice prior to the end of any one-year term. The agreement provides that after February 4, 2001, we will pay Mr. Fromm a mutually agreed upon annual salary. He is also eligible to receive an annual incentive payment in accordance with our annual incentive plan. We may terminate Mr. Fromm for cause (as defined), and he will only be entitled to accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid. If Mr. Fromm’s employment is terminated without cause prior to a change in control (as defined) or more than 24 months after a change in control, or if he voluntarily terminates his employment for good reason (reduction in salary or position), he will also be entitled to receive: his base monthly salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus) for 36 months; coverage under our medical/ dental plans for 36 months; a cash payment equal to the fair market value of his shares of restricted stock which would have vested during the following 36 months plus, for each non-vested stock option which would have vested during the following 36 months, the excess of the fair market value of our stock over the exercise price; an amount such that after payment by him of all income taxes imposed on such amount, he retains an amount equal to the income taxes imposed upon the payments of the cash with respect to the non-vested restricted stock and stock options; the reasonable cost of outplacement services; and three years will be added to his credited service under our Supplemental Executive Retirement Plan (the “SERP”). Certain of these benefits are subject to Mr. Fromm complying with certain post-termination restrictions, including, but not limited to, his not providing any executive level services to any competitor in the shoe industry in the U.S. If within 24 months after a change in control, Mr. Fromm’s employment is terminated without cause or he terminates his employment with good reason, he will also be entitled to receive, in addition to accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid: a lump sum cash payment of 500% of his base annual salary at the highest rate in effect at any time during the 12 months immediately preceding termination and his targeted bonus; dental/ medical coverage for 60 months; the reasonable cost of outplacement services; an amount such that after payment by him of all taxes imposed on such amount he retains an amount equal to the income taxes imposed upon amounts recognized due to the accelerated vesting of any restricted stock or amounts payable under our SERP; and five years will be added to his credited service under our SERP. If any payment to Mr. Fromm would subject him to excise tax under Section 4999 of the Internal Revenue Code, the employee would be entitled to receive an additional payment in an amount sufficient to compensate him therefor.
We have severance agreements with certain senior officers, including Gary M. Rich, David H. Schwartz, Diane M. Sullivan and Joseph W. Wood. Each of the severance agreements for the named executive officers is for a stated term that is automatically extended for successive one-year periods unless either party terminates the agreement upon notice prior to the end of any term. We may terminate an employee’s employment for cause (as defined) or without cause at any time. If an employee’s employment is terminated for cause, the employee will be entitled to receive accrued and unpaid base salary, credit for unused vacation time, and all other amounts earned and unpaid. If an employee’s employment is terminated without cause prior to a change in control (as defined) or more than 24 months after a change in control, or if he or she voluntarily terminates his employment for good reason (such as reduction in salary or position) the employee will also be entitled to receive his or her base salary at the highest rate in effect at any time during the 12 months immediately preceding termination (including targeted bonus) for 12 months; coverage under our medical/ dental plans for 12 months; a cash payment equal to the fair market value of his or her shares of restricted stock which would have vested during the following 12 months plus, for each non-vested stock option which would have vested during the following 12 months, the excess of the fair market value of our stock over the exercise price; the reasonable cost of outplacement services; and one year will be added to his or her credited service under our SERP. Certain of these benefits are subject to the employee complying with certain post-termination restrictions, including, but not limited to, his or her not providing any executive level services to any competitor in the shoe industry in the U.S. If within 24 months after a change in control, an employee’s employment is terminated without cause or he or she terminates his or her employment for good reason, the employee will be entitled to receive a lump sum cash payment of 300% of his or her base annual salary at the highest rate in effect at any time during the 12 months immediately preceding termination and his or her targeted bonus; dental/medical coverage for 36 months; outplacement services; and three years will be added to his or her credited service under our SERP. If any payment to the employee would subject him or her to excise tax under Section 4999 of the Internal Revenue Code, the employee would be entitled to receive an additional payment in an amount sufficient to compensate him or her therefor.
Retirement Plans
Substantially all of our salaried, retail and store employees, including the named executive officers, are eligible to participate in the Brown Shoe Company, Inc. Retirement Plan after twelve months’ employment, working at least 1,000 hours and the attainment of 21 years of age. Terms of the retirement plan, which we fund, include, among others, provisions for normal, optional, early or deferred retirement benefits and for survivor benefits.
Under the retirement plan, pensions are computed on a two-rate formula basis of .825 percent and 1.425 percent for each year of service. The .825 percent service credit is applied to that portion of the average annual salary for the five highest consecutive years during the last ten-year period that does not exceed Covered Compensation, which is the Average Social Security Wage Base (the portion of salary subject to the Federal Social Security Act), and the 1.425 percent service credit is applied to that portion of the average salary that exceeds said level.
Certain key management employees, including the named executive officers, are also eligible to participate in our Supplemental Executive Retirement Plan. The purpose of the SERP is to supplement the benefits payable under the retirement plan, which are otherwise reduced based on the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended. Terms of the SERP, among other things, provide for: an increase in the formula basis for salary in excess of Covered Compensation; a lump sum payment; an early retirement benefit; a replacement benefit equal to the excess (if any) of the amount which would have been payable to the participant as a normal retirement benefit under the retirement plan without regard to the limitations of Sections 415 and 401(a)(17) of the Code less the participant’s normal retirement benefit under the retirement plan, taking into account the limitations of Sections 415 and 401(a)(17) of the Code; and payment in the event of a change of control. The SERP is unfunded; all payments to a participant will be made from our general assets.
The following table shows the estimated annual retirement benefits payable to participants in the supplemental executive retirement plan, including the named executive officers, on a straight life annuity basis, assuming normal retirement at age 65 during 2005. The benefits shown in the table below are not subject to deduction for Social Security or other offset amounts and also include benefits under the retirement plan.

	Pension Plan Table
	Years of Service
Average Annual
Compensation	10	15	20	25	30	35 or more

$ 100,000	11,533	17,300	23,067	28,834	34,600	40,367
$ 200,000	26,183	39,275	52,367	65,459	78,550	91,642
$ 300,000	40,833	61,250	81,667	102,084	122,500	142,917
$ 400,000	55,483	83,225	110,967	138,709	166,450	194,192
$ 500,000	70,133	105,200	140,267	175,334	210,400	245,467
$ 600,000	84,783	127,175	169,567	211,959	254,350	296,742
$ 700,000	99,433	149,150	198,867	248,584	298,300	348,017
$ 800,000	114,083	171,125	228,167	285,209	342,250	399,292
$ 900,000	128,733	193,100	257,467	321,834	386,200	450,567
$1,000,000	143,383	215,075	286,767	358,459	430,150	501,842
$1,100,000	158,033	237,050	316,067	395,084	474,100	553,117
$1,200,000	172,683	259,025	345,367	431,709	518,050	604,392
$1,300,000	187,333	281,000	374,667	468,334	562,000	655,667
$1,400,000	201,983	302,975	403,967	504,959	605,950	706,942
$1,500,000	216,633	324,950	433,267	541,584	649,900	758,217
$1,600,000	231,283	346,925	462,567	578,209	693,850	809,492
$1,700,000	245,933	368,900	491,867	614,834	737,800	860,767
$1,800,000	260,583	390,875	521,167	651,459	781,750	912,042
$1,900,000	275,233	412,850	550,467	688,084	825,700	963,317
$2,000,000	289,883	434,825	579,767	724,709	869,650	1,014,592
$2,100,000	304,533	456,800	609,067	761,334	913,600	1,065,867
$2,200,000	319,183	478,775	638,367	797,959	957,550	1,117,142
The credited years of service (including service by agreement) for purposes of determining benefits for each of the named executive officers are as follows: Mr. Fromm— 18, Mr. Rich— 15, Mr. Schwartz— 15, Ms. Sullivan— 1 and Mr. Wood— 3. The sum of the dollar amounts shown in the first column of the Summary Compensation Table on page 13 for any year and the second column of the Summary Compensation Table for the prior year are substantially the same as the compensation covered by the retirement plans.
The following table shows information with respect to the options granted to the named executive officers during the past fiscal year:
Options Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation
	Underlying	Granted to			For Option Term
	Options	Employees in	Exercise or	Expiration
Name	Granted	Fiscal Year	Base Price	Date	5% ($)	10% ($)

Ronald A. Fromm	20,000	5.79%	$39.01	3/4/14	$490,664	$1,243,438
Diane M. Sullivan	—	—	—	—	—	—
Joseph W. Wood	15,000	4.34	39.01	3/4/14	367,998	932,578
David H. Schwartz	7,500	2.17	39.01	3/4/14	183,999	466,289
Gary M. Rich	7,500	2.17	39.01	3/4/14	183,999	466,289
The options vest in equal installments over four years and generally may only be exercised while the optionee is an employee. The 5% and 10% assumed compound rates of annual stock price appreciation shown in the table above are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.
The following table shows information with respect to the unexercised options and SARs granted to the named executive officers and with respect to option/ SAR exercises by those persons during the past fiscal year:
Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

Value of
			Number of Securities	Unexercised
			Underlying Unexercised	In-the-Money
			Options/SARs	Options/SARs
	Shares		at FY-End (#)	at FY-End ($)(1)
	Acquired on	Value
	Exercise (#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Ronald A. Fromm	5,000	$15,588	310,000/77,500	$3,955,538/$344,238
Diane M. Sullivan	-0-	-0-	22,500/52,500	231,788/282,563
Joseph W. Wood	-0-	-0-	22,500/52,500	231,788/282,563
David H. Schwartz	-0-	-0-	47,500/23,750	557,830/134,463
Gary M. Rich	3,000	9,353	93,375/20,625	1,205,193/100,528

(1)	Based on the difference between the mean price at fiscal year-end and the option price.
Pursuant to our Incentive and Stock Compensation Plan of 2002, we granted long-term incentive performance-based awards to senior management in 2004. The Compensation Committee administers these awards, as it does the other awards under the Plan. The committee established earnings per share and compound annual sales growth rate targets. The committee granted to each participant a target award of shares of our stock. The committee also set matrices that contain the target levels for the performance measures selected. If we do not meet certain performance goals, the awards will not be paid, and if we exceed those performance goals, the award can be as much as 200% of the targeted award opportunity. The awards are contingent upon the participant being in our employ at the end of the 3-year performance period. The following table shows information with respect to long-term incentive performance based stock awards, which were granted during the past fiscal year to the named executive officers:
Long-Term Incentive Plans— Awards in Last Fiscal Year

		Performance	Estimated Future
		or other	Payouts Under Non-Stock
		Period Until	Price-Based Plans(#)
		Maturation
Name	Number of Shares	or Payout	Threshold	Target	Maximum

Ronald A. Fromm	30,000	3 Years	0	30,000	60,000
Diane M. Sullivan	15,000	3 Years	0	15,000	30,000
Joseph W. Wood	15,000	3 Years	0	15,000	30,000
David H. Schwartz	5,000	3 Years	0	5,000	10,000
Gary M. Rich	5,000	3 Years	0	5,000	10,000
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee for fiscal 2004 were those indicated in the table on page 7 of this proxy statement, as well as John Peters MacCarthy who retired in May 2004. None of the members of the Compensation Committee has been an officer or employee of ours. No executive officer of ours has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of your board.

Report of the Compensation Committee on Executive Compensation
The Compensation Committee consists of four independent directors. The committee regularly reviews the company’s executive compensation polices and practices and establishes the compensation of executive officers.
Compensation Principles
Brown Shoe’s compensation program for executives consists of three key elements:

•	a base salary,

•	a performance-based annual incentive, and

•	a long-term incentive program consisting of stock option grants, periodic grants of restricted stock, and grants of performance-based shares or units.
The fundamental objective of Brown Shoe’s executive compensation program is to attract, retain and motivate key executives to enhance long-term profitability and shareholder value. Brown Shoe’s executive compensation program meets this objective by:

•	providing compensation that is competitive with other similarly-sized, publicly-traded companies, with particular emphasis on those in the footwear and retailing industries,

•	linking the compensation of Brown Shoe executives to the operating and financial performance of the company by making significant elements of each executive’s compensation relative to the company’s overall performance as well as divisional performance, and

•	emphasizing variable pay and long-term incentives to executives at more senior levels.
If Brown Shoe’s financial performance does not meet planned levels, management’s compensation will lag when compared to the median of peer group companies. Conversely, if the company’s performance exceeds plan, total compensation will exceed the peer group median. The Compensation Committee believes that Brown Shoe’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Thus, the compensation peer group is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this proxy statement.
Base Salary
The company targets executives’ base salaries to be competitive with comparable companies in the footwear and retail industries with whom the company competes for management. A survey of competitors’ compensation indicates these practices have placed Brown Shoe’s base pay levels at the median of its peer group, consistent with the above stated pay objective.
The committee reviews executive salaries annually compared to the performance of each executive, the median market base pay for the position, the executive’s total direct compensation and the company’s overall salary increase budget. At the close of fiscal 2004, the committee approved increases in the base salaries of four executive officers based primarily on increased fiscal responsibility, individual performance and competitive pay levels. The base salaries for the executive officers increased by an average of less than 1.0% due to the actual earnings per share performance for fiscal 2004 compared to targeted earnings level.
While salaries are expected to be adequate, they are not intended to be the primary incentive for exceptional performance. The annual bonus plan and long-term incentives are designed to align the financial interests of management with the interests of shareholders.
Annual Incentives
The annual incentive program is designed to link the interests of management with those of shareholders through cash awards based on planned earnings per share levels, and division operating earnings and gross margin.

The 2004 annual incentive plan provided for cash incentive payments linked to the achievement of financial objectives as measured by the earnings performance of the company and the earnings and gross margin performance of each operating division, as compared to targeted levels. On a consolidated basis, the company did not meet targeted earnings levels. When the company does not meet the earnings threshold, the annual incentive plan awards are determined by division and individual performance. The committee reviewed the earnings performance of each division and the performance of each executive to determine the appropriate annual incentive awards. Awards paid to executive officers are included in the amounts stated in the Summary Compensation Table on page 13.
The committee believes a performance based annual incentive opportunity is an effective and a necessary means to retain and motivate strong management.
Long-Term Stock Incentives
The committee also administers a long-term incentive program that includes stock options, restricted stock and performance shares. The objective of the program is to provide a longer-term incentive for executives and key managers, and to align their interests directly with those of the shareholders. The company’s long-term incentives are also part of the periodic survey mentioned above. The committee uses target data provided by the survey, the performance of the executive and an overall percentage of shares outstanding to establish the awards.
In 2004, the company granted stock options to purchase 130,000 shares to 8 executive officers. The committee also approved performance share awards totaling 37,310 shares to 7 executive officers based on the achievement of cumulative earnings per share and average compound sales growth targets established in 2002 as part of a three-year incentive program.
The committee believes the use of stock options and performance based stock awards play a vital role in strongly linking management interests directly to improving the company’s long term success and increasing shareholder value. It is the committee’s intention to employ stock options and long-term performance based stock awards as the primary incentive to enhance shareholder value.
As part of the commitment to link executive performance with shareholder interests, the Committee implemented stock ownership guidelines during fiscal 2004. The guidelines require that within four years, each of the executive officers should own company stock having a value equal to a multiple of the executive’s salary, ranging from one to five times. In addition, until the executive meets the stock ownership guidelines, the executive should retain 50% of the net gain on any equity granted until the guideline is met and thereafter should retain 25% of the net gain on any equity granted.
CEO Compensation
Mr. Fromm’s compensation is determined in accordance with the executive compensation principles established by the committee. The committee considers overall performance, individual performance, competitive compensation and targeted pay levels when determining Mr. Fromm’s compensation.
The committee reviewed each element of Mr. Fromm’s compensation including base pay, annual incentive awards, and equity awards.
At the close of 2004, the committee did not increase Mr. Fromm’s base salary from $825,000. Mr. Fromm was granted an annual incentive payout of $225,000 based on company profitability and progress on key initiatives. The amount of Mr. Fromm’s incentive award represented 36.3% of his target award. The committee granted Mr. Fromm 40,000 stock options and approved an award of 14,350 performance shares based on the achievement of earnings and sales targets from the 2002 performance share plan.
As part of the stock ownership guidelines the committee approved in fiscal 2004, Mr. Fromm is required to own five times his annual salary in company stock and to retain 50% of the net gain on all equity granted until he meets the guideline. Upon meeting the guideline, Mr. Fromm should retain 25% of the net gain on all equity granted.

Policy on Deductibility of Compensation
The policy of the committee is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. The committee believes executive compensation programs should serve to achieve that objective, while also minimizing any effect of Section 162(m) of the Internal Revenue Code. Generally, Section 162(m) provides for an annual $1 million limitation on the deduction an employer may claim for compensation of executive officers unless it is performance-based. For fiscal 2004, Mr. Fromm’s compensation exceeded the annual $1 million limitation. The compensation attributable to vested restricted stock is not deductible if when combined with other non-performance based compensation it exceeds the 162(m) limitation. Ms. Sullivan also exceeded the limitation in fiscal 2004 since her bonus was guaranteed and did not qualify as performance-based compensation. The annual incentive plan payment qualifies as performance-based compensation as defined in Section 162(m) because the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002, approved by shareholders, is designed to comply with the provisions of Section 162(m) to ensure tax deductibility. The committee considers it important to retain the flexibility to design compensation programs that are in the best interest of the company and the shareholders.
Compensation Committee
W. Patrick McGinnis, Chair
Joseph L. Bower
Julie C. Esrey
Patricia G. McGinnis
Amendments to the Incentive and Stock Compensation Plan of 2002 (Proxy Item No. 2)
You are being asked to approve certain amendments to our Incentive and Stock Compensation Plan of 2002, as reflected in the Amendment attached as Exhibit B. The amendments are intended to clarify (i) how shares subject to terminated awards affect the limitations on the number of shares that could be granted under the plan and (ii) that grants of performance shares may have an initial value up to two times the fair market value of a share of common stock on the date of grant. The Compensation Committee of your board of directors approved the Amendment attached as Exhibit B on March 3, 2005, subject to shareholder approval.
The plan provides for the grant of stock options, restricted stock, performance shares, performance units, stock appreciation rights and cash-based awards to directors and employees. As of April 4, 2005, eight non-employee directors and approximately 12,000 employees were eligible to participate in the plan and 137 individuals have awards currently outstanding under the plan.
As of April 4, 2005, the plan covered 1,732,995 shares, including 232,995 shares which were carried over from the Brown Group, Inc. Incentive and Stock Compensation Plan of 1999. Of the total shares covered under the plan, 1,489,825 shares have been granted to participants, net of cancellations, and 243,170 shares are available for future grants. Of the 1,489,825 total shares granted to participants, 1,366,100 shares are subject to outstanding awards, including 1,065,100 outstanding stock options, 79,500 unvested restricted shares, and 221,500 unearned performance shares. If this proposal is approved, 80,960 forfeited or otherwise terminated shares will become available for grant under the plan as either performance shares or restricted stock. The fair market value of the company’s common stock for purposes of the plan is defined as the average of the highest and lowest quoted selling prices for shares on the NYSE. The average of the highest and lowest quoted selling prices for the common stock on the NYSE on April 4, 2005 was $33.635.
We currently operate the plan such that if any outstanding stock option, restricted stock or performance share award is canceled, terminated, expired or lapsed for any reason, then the shares underlying that award are returned to the plan and available again for grant as stock options, but not for restricted stock or performance share awards. Pursuant to this proposal, Section 4.1 of the plan will be amended to provide that if any stock option, restricted stock, performance share or other award made under the plan is canceled, terminates, expires, or lapses for any reason, then the shares subject to such award will again become available for issuance under the plan, whether in the form of stock options, restricted stock, performance shares or otherwise. The amendment clarifies that the full 450,000 shares authorized by the shareholders for grants as restricted stock and performance shares under the plan will remain available and will not be “lost” when, for example, an employee terminates employment and his or her restricted stock or performance share award is forfeited as a result. If the amendments are approved, then we will have 80,960 shares that will again be available for grant under the plan as restricted stock or performance shares due to the cancellation, termination, expiration or lapse of past restricted stock or performance share awards.
In addition, this proposal clarifies the provision concerning the value of performance shares to be consistent with both our long-term incentive program and the plan’s limitation on the aggregate number of shares that can be granted as restricted stock and performance share awards. When the board grants performance share awards to employees, it sets performance targets for earnings per share and compound annual sales growth rates over a three-year period (see the discussion associated with the Long-Term Incentive Plans Awards in Last Fiscal Year table). If we do not meet the performance goals, then the employees will not receive any of the award, and if we exceed the performance goals then the employees may receive as much as 200% of the targeted award opportunity. If the target award is in the form of shares of our common stock, and the company achieves its most aggressive performance measures, then we might be required to issue as many as two shares at the end of the performance period for each performance share that is the basis for the long-term incentive.
Pursuant to this proposal, Section 7.2 of the plan will be amended to clarify that grants of performance shares may have an initial value up to two times the fair market value of a share of common stock on the date of grant, which would be a value equivalent to two shares of common stock on the date of grant (assuming the most aggressive performance measures are met). Thus, while the plan limits the number of performance shares and restricted stock awards granted to 450,000 shares, to the extent that we exceed the related performance measures for performance share grants, the number of plan shares issued will exceed the number of shares covered by the initial performance grant, and the maximum shares issued for both restricted stock and performance share grants, could possibly exceed 450,000 shares. The plan also limits the maximum payout (issued shares) to any one participant at the end of an applicable performance period to 100,000 shares with respect to a performance share grant made in any one fiscal year, and the proposed amendment does not affect this limitation.
The grants made in 2002 for the 2002-2004 time period were paid at 57.4% of the targeted award opportunity. Prior performance share grants were not paid as the company did not meet the performance goals set by your board of directors.
The Amendment attached as Exhibit B to this proxy statement, as proposed by your board of directors, will be adopted upon your approval of these amendments.

Benefits Approved Under the Plan
In March 2005, the Compensation Committee approved annual incentive awards for executive officers and other key employees, including performance share awards. The following table summarizes the grants approved by the Compensation Committee in March:
Awards Approved in March 2005 under the Incentive and Stock Compensation Plan of 2002

		Targeted Performance
Name and Position	Stock Options(1)	Share Awards(2)

Ronald A. Fromm	40,000	20,000
Chairman of the Board and Chief Executive Officer
Diane M. Sullivan	20,000	15,000
President
Joseph W. Wood	17,500	10,000
President, Famous Footwear
David H. Schwartz	12,500	5,000
Chief Administrative Officer and President, Brown Shoe International
Gary M. Rich	15,000	5,000
President, Brown Shoe Wholesale
Current executive officers as a group (8 in number)	130,000	67,000
Non-executive directors (as a group) (8 in number)	0	0
All employees other than executive officers	225,500	22,000

(1)	The stock option grants are not subject to shareholder approval of the proposed amendments.

(2)	These awards are subject to shareholder approval of the proposed amendments. If we exceed performance goals, employees may receive as much as 200% of the targeted award opportunity.
Description of the Plan
Your board of directors approved the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan of 2002 on March 7, 2002, and, on May 23, 2002, the shareholders approved the plan. No awards under the plan may be made after May 22, 2012.
The principal features of the plan, as amended are described below. This description is subject to and qualified in its entirety by the full text of the plan, which was included as Exhibit C to our proxy statement dated April 16, 2002, used in connection with our 2002 annual meeting of shareholders. That document, and our other filings with the SEC, are available on our website at www.brownshoe.com/secfilings. A copy of the plan will be made available upon request to our Corporate Secretary.
The objectives of the plan are to optimize our profitability and growth through annual and long-term incentives that are consistent with our goals and which link the personal interests of participants to those of our shareholders; to provide participants with an incentive for excellence in individual performance; and to increase long-term shareholder value. The plan is further intended to provide us with flexibility in our ability to motivate, attract, and retain the services of participants who make significant contributions to our success and to allow participants to share in our success.
The plan is administered by your board of directors, and the board has delegated administration of the plan to the Compensation Committee in order to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. (When used in this description of the plan, “board of directors” or “board” includes the Compensation Committee when acting pursuant to the board’s delegation of authority.) Also, the Chief Executive Officer has been delegated the authority to make grants of awards representing no more than 50,000 shares per year to non-executive officer employees.

Your board of directors has full power to: (1) select the employees and directors who are to participate in the plan, (2) determine the sizes and types of awards, (3) determine the terms and conditions of awards in a manner consistent with the plan, (4) interpret the plan and any agreement or instrument entered into under the plan, (5) establish, amend or waive rules and regulations for the plan’s administration, (6) amend the terms and conditions of any outstanding award as provided in the plan, and (7) make all other determinations that may be necessary or advisable for the administration of the plan.
As originally adopted, the plan covered an aggregate of 1,500,000 shares of our common stock for purposes of making awards under the plan, and 232,995 additional shares have been transferred into the plan as a result of shares that had not been awarded and those that were awarded and subsequently cancelled, terminated, expired or lapsed under the Brown Group, Inc. Incentive and Stock Compensation Plan of 1999. No more than 450,000 shares of common stock reserved for issuance under the plan, including shares of common stock from the 1999 plan, may be granted in the form of performance shares or restricted stock. The board determines the appropriate method for calculating the number of shares issued pursuant to the plan.
The following rules apply to grants of awards under the plan: (1) the maximum aggregate number of shares of common stock that may be granted in the form of stock options pursuant to any award granted in any one fiscal year to any one participant is 150,000 shares, (2) the maximum aggregate payout at the end of an applicable performance period with respect to awards of performance shares or performance units granted in any one fiscal year to any one participant, shall be equal to the value of 100,000 shares, (3) the maximum payout with respect to cash-based awards in any one fiscal year to any one participant is $3,000,000, (4) the maximum aggregate grant with respect to awards of restricted stock granted in any one fiscal year to any one participant is 50,000, and (5) the maximum aggregate number of shares of common stock that may be granted in the form of stock appreciation rights pursuant to any award granted in any one fiscal year to any one single participant is 150,000 shares.
In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction such as any merger, consolidation, separation, including a spin-off, or other distribution of our stock or property, any reorganization or any partial or complete liquidation, an adjustment will be made: (1) in the number and class of shares of common stock which may be delivered under the plan, (2) in the number and class of and/or price of shares subject to outstanding awards granted under the plan, and (3) in the award limits set forth in the plan. Such adjustments will be appropriate and equitable as determined by the board, in its sole discretion, to prevent dilution or enlargement of participants’ rights.
Stock Options and Stock Appreciation Rights
Under the plan, a stock option is granted under an award agreement specifying the price, the duration of the stock option, the number of shares of common stock to which the stock option pertains and whether the stock option is an incentive stock option or a nonqualified stock option. Incentive stock option awards under the terms of the plan are those that qualify for special tax treatment under Section 422 of the Internal Revenue Code (the “Code”) to the extent such treatment is available, while the nonqualified stock options do not qualify for such special tax treatment. Directors may not be granted incentive stock options but employees may be granted either type of option under the plan.
A stock appreciation right is granted under the plan pursuant to an award agreement specifying the duration of the stock appreciation right and the number of shares of common stock to which the stock appreciation right pertains.
The price of a stock option granted to a participant under the plan will be at least 100% of the fair market value of a share of common stock on the date the stock option is granted. The cash value of a stock appreciation right with respect to a share of common stock as of any given date will be equal to the excess of the fair market value of a share of common stock on such date over an amount equal to at least 100% of the fair market value of a share of common stock on the date the stock appreciation right is granted. The duration of a stock option or stock appreciation right is determined by the board at the time that it is granted. However, no incentive stock option will be allowed to be exercised later than the tenth anniversary date of its grant. Stock options and stock appreciation rights can be exercised subject to the restrictions and conditions placed upon them by the board, and they need not be the same for each grant or for each participant.
The stock option price upon the exercise of any stock option is paid: (1) in cash or its equivalent, (2) by tendering (either actual or by attestation) previously acquired shares having an aggregate fair market value at the time of exercise equal to the total stock option price (provided that the shares which are tendered must have been held by the participant for at least six months prior to their tender to satisfy the stock option price), (3) by a combination of (1) and (2), (4) by cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (5) by any other means which the board determines to be consistent with the plan’s purpose and applicable law.
The board may impose restrictions on any shares acquired pursuant to the exercise of a stock option as deemed necessary including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded and under any blue sky or state securities laws applicable to such shares.
Each participant’s stock option or stock appreciation right award agreement will set forth the extent to which the participant can exercise the stock option or stock appreciation right following the termination of the participant’s employment or directorship with us. Such provisions will be determined in the sole discretion of the board, included in the award agreement entered into with each participant, and need not be uniform among all stock options and stock appreciation rights issued.
No stock options or stock appreciation rights (except as otherwise provided in a participant’s award agreement) under the plan, may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Stock options granted to a participant will be exercisable during the participant’s lifetime only by such participant.
Performance Units, Performance Shares, and Cash-Based Awards
Each performance unit has an initial value that is established by the board at the time of grant. As currently in effect, the plan provides that each performance share has an initial value equal to the fair market value of a share of common stock on the date of grant, although the proposed amendment provides for an initial value up to two times the fair market value of a share of common stock on the date of grant. Each cash-based award has a value as may be determined by the board. The board will set performance goals that determine the number and/or value of performance units/shares and cash-based awards that will be paid out to a participant. The determination of the board with respect to the form of payout of such awards will be set forth in the award agreement pertaining to the grant of the award. The time period during which the performance goals must be met is called the “performance period.”
The board will set performance goals which, depending on the extent to which they are met, will determine the number and/or value of performance units/shares and cash-based awards that will be paid. The performance measure(s) to be used will be chosen from among: (1) earnings per share, (2) net income (before or after taxes), (3) operating income (before or after taxes), (4) return on invested capital, return on assets, or return on equity, (5) cash flow return on investments which equals net cash flows divided by owners’ equity, (6) earnings before interest or taxes, (7) gross revenues or revenue growth, (8) market share, and (9) growth in share price or total shareholder return.
The board will have the discretion to adjust the determinations of the degree of attainment of the initially established performance goals on a corporation-wide or divisional basis; however, awards which are designed to qualify for the performance-based exception of Section 162(m) of the Code may not be adjusted upward.
If applicable tax and/or securities laws change to permit board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, then the board, in its sole discretion, may make such changes without obtaining shareholder approval. In addition, if the board determines that it is advisable to grant awards which will not qualify for the performance-based exception, then the board may make such grants without satisfying the requirements of Section 162(m) of the Code.

The board may pay performance units/shares and cash-based awards in the form of cash or shares of common stock (or any combination) which have an aggregate fair market value equal to the value of the awards earned at the close of the performance period.
At the discretion of the board, participants may be entitled to receive any dividends declared with respect to shares of common stock which have been earned in connection with grants of performance units and/or performance shares, but not yet distributed to participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions that apply to dividends earned with respect to shares of restricted stock). In addition, participants may, at the discretion of the board, be entitled to exercise their voting rights with respect to such shares.
Unless determined otherwise by the board and set forth in the participant’s award agreement, in the event the employment or directorship of a participant is terminated by reason of death, disability, early retirement or retirement during a performance period, the participant will receive a payout of the performance units/shares or cash-based awards which is prorated.
Payment of earned performance units/shares or cash-based awards will be made at a time specified by the board in its sole discretion and set forth in the participant’s award agreement. Notwithstanding the foregoing, with respect to employees who are “covered employees” as defined in the regulations promulgated under Section 162(m) of the Code and who retire during a performance period, payments are made at the same time they are made to participants who did not terminate employment during the applicable performance period.
In the event that a participant’s employment or directorship terminates for any reason other than those reasons set forth above during a performance period, all performance units/shares and cash-based awards are forfeited by the participant to us unless determined otherwise by the board, as set forth in the participant’s award agreement. The proposed amendment would allow such forfeited shares to be returned to the plan and be available for future awards.
Except as otherwise provided in a participant’s award agreement, performance units/shares and cash-based awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a participant’s award agreement, a participant’s rights under the plan shall be asserted during the participant’s lifetime only by the participant or the participant’s legal representative.
Restricted Stock
Each restricted stock grant will be stated in a restricted stock award agreement that will specify the period(s) of restriction, the number of shares of restricted stock granted, and such other provisions as deemed necessary by the board.
The shares of restricted stock granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable period of restriction established by the board and specified in the restricted stock award agreement. All rights with respect to the restricted stock granted to a participant under the plan are available only to the participant during his or her lifetime.
We may retain the certificates representing shares of restricted stock in our possession until the time all conditions and/or restrictions applicable to the shares have been satisfied. Shares of restricted stock covered by each restricted stock grant made under the plan become freely transferable by the participant after the last day of the applicable period of restriction. Participants holding shares of restricted stock granted by the board may be granted the right to exercise full voting rights with respect to those shares during the period of restriction.
During the period of restriction, participants holding shares of restricted stock may be credited with regular cash dividends paid with respect to the underlying shares while they are so held. The board may apply any restrictions to the dividends that the board deems appropriate.
Each restricted stock award will set forth the extent to which the participant will have the right to receive unvested restricted shares following termination of the participant’s employment or directorship with us. Such provisions will be determined in the sole discretion of the board and included in the award agreement entered into with each participant. Additionally, these provisions need not be uniform among all shares of restricted stock issued pursuant to the plan.
Change In Control
A “change in control” occurs when:

1. Any natural person, corporation, government, or political subdivision, agency, or instrumentality of a government, or partnership, limited partnership, syndicate, or other group of two or more natural persons, (other than those persons in control of us as of May 23, 2002, or other than a trustee or other fiduciary holding securities under one of our employee benefit plans, or a corporation owned directly or indirectly by our shareholders in substantially the same proportions as their ownership of our stock) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), either directly or indirectly of our securities representing 30% or more of the combined voting power of our then outstanding securities; or

2. During any period of two consecutive years (not including any period prior to May 23, 2002), individuals who at the beginning of such period constitute the board (and any new director, whose election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), then cease to constitute a majority of the board; or

3. Our shareholders approve: (i) a plan for our complete liquidation; or (ii) an agreement for the sale or disposition of all or substantially all of our assets; or (iii) our merger, consolidation, or reorganization with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 65% of the combined voting power of our voting securities (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

4. However, in no event shall a “change in control” be deemed to have occurred, with respect to a participant, if the participant is part of a purchasing group that consummates the change-in-control transaction. A participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the participant is an equity participant in the purchasing corporation or group (except for: (i) passive ownership of less than three percent of the stock of the purchasing corporation; or (ii) ownership of equity in the purchasing corporation or group which is otherwise not significant, as determined prior to the change in control by a majority of the nonemployee continuing directors).
Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges: (1) any and all stock options and stock appreciation rights granted pursuant to the plan shall become immediately exercisable; (2) any restriction periods and restrictions imposed on restricted shares that are not performance-based, as set forth in the restricted stock award agreement, shall lapse; (3) the target payout opportunities attainable under all outstanding awards of restricted stock, performance units, performance shares, and cash-based awards shall be deemed to have been fully earned for the entire performance period(s) as of the effective date of the change in control. The vesting of all awards denominated in shares shall be accelerated as of the effective date of the change in control, and there shall be paid out to participants within 30 days following the effective date of the change in control a pro-rata number of shares based upon an assumed achievement of all relevant targeted performance goals and upon the length of time within the performance period that has elapsed prior to the change in control. Awards denominated in cash shall be paid pro rata to participants in cash within 30 days following the effective date of the change in control, with the proration determined as a function of the length of time within the performance period which has elapsed prior to the change in control, and based on an assumed achievement of all relevant targeted performance goals.
The above provisions cannot be terminated, amended, or modified on or after the date of a change in control to affect adversely any award previously granted under the plan without the prior written consent of the participant with respect to the participant’s outstanding awards. However, the board may terminate, amend or modify the above provisions at any time prior to the date of a change in control.
Amendment, Modification, and Termination
Subject to the terms of the plan, the board may at any time, alter, amend, suspend or terminate the plan in whole or in part. In addition, the board may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan; provided that, unless the board determines otherwise at the time such adjustment is considered, no such adjustment will be authorized to the extent that such authority would be inconsistent with the plan’s meeting the requirements of Section 162(m) of the Code, as from time to time amended or the requirements of any state law.
Without the written consent of the participant holding an award, no termination, amendment, or modification of the plan shall adversely affect in any material way any award previously granted under the plan. At all times when Code Section 162(m) is applicable, all awards granted under this plan shall comply with the requirements of Code Section 162(m) unless the board determines that such compliance is not desired. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any award or awards available under the plan, the board may make any adjustments it deems appropriate.
Withholding
We shall have the power and the right to deduct or withhold, or require a participant to remit to us, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this plan. With respect to withholding required upon the exercise of stock options, upon the lapse of restrictions on restricted stock, or upon any other taxable event arising as a result of awards granted pursuant to the plan, participants may elect, subject to the approval of the board, to satisfy the withholding requirement, in whole or in part, by having us withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the participant, and shall be subject to any restrictions or limitations that the board, in its sole discretion, deems appropriate.
Federal Income Tax Consequences
Under the Code, as presently in effect, a participant will not be deemed to recognize any income for federal income tax purposes at the time any award is made, nor will we be entitled to a tax deduction at that time. However, when any part of a stock option or stock appreciation right is exercised, when restrictions on restricted stock lapse, or when payments are made under a performance share, performance unit, or cash-based award, the federal income tax consequences may be summarized as follows:

1. In the case of an exercise of a stock option (other than an incentive stock option, or ISO) or stock appreciation right, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the stock option price.

2. In the case of an exercise of payment under a performance share, performance unit, or cash-based award, the participant will generally recognize ordinary income on the exercise date in an amount equal to any cash and the fair market value of any unrestricted shares received.

3. In the case of an award of restricted stock, the immediate federal income tax effect for the recipient will depend on the nature of the restrictions. Generally, the fair market value of the stock will not be taxable to the recipient as ordinary income until the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. However, the recipient may elect to recognize income when the stock is received rather than when his or her interest is freely transferable or is no longer subject to a substantial risk of forfeiture. If the recipient makes this election, the amount taxed to the recipient as ordinary income is determined as of the date of receipt of the restricted stock.

4. In the case of ISO’s, there is generally no tax liability at the time of exercise. However, the excess of the fair market value of the stock on the exercise date over the stock option price is included in the stock optionee’s income for purposes of the alternative minimum tax. If no disposition of the ISO stock is made before the later of one year from the date of exercise and two years from the date of grant, the stock optionee will realize a capital gain or loss upon a sale of the stock, equal to the difference between the stock option price and the sale price. If the stock is not held for such required period, ordinary income tax treatment will generally apply to an amount equal to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the stock option price, and the balance of any gain or loss will be treated as capital gain or loss. In order for ISO’s to be treated as described above, the participant must remain employed by us (or a subsidiary in which we hold at least 50 percent of the voting power) from the ISO’s grant date until three months before the ISO is exercised. The three-month period is extended to one year if the participant’s employment terminates on account of disability. If the participant does not meet the employment requirement, the stock option will be treated for federal income tax purposes as a stock option described in paragraph 1, above. A participant who exercises an ISO might also be subject to an alternative minimum tax.

5. Upon the exercise of a stock option other than an ISO, the recognition of income on restricted stock, or the payment under a performance share, performance unit, or stock-based award, we will generally be allowed an income tax deduction equal to the ordinary income recognized by the participant, but in the case of the recognition of income on restricted stock, the deduction will be allowed in our taxable year in which ends the taxable year of the participant in which he or she recognizes the income. We will not receive an income tax deduction as a result of the exercise of an ISO, provided that the ISO stock is held for the required period as described above. When a cash payment is made pursuant to an award, the recipient will recognize ordinary income equal to the amount of cash received and we will generally be entitled to a deduction of the same amount.

6. Pursuant to Section 162(m) of the Code, we may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of the taxable year is our Chief Executive Officer or among one of its four other highest compensated officers for that year. The deduction limit, however, does not apply to certain types of compensation, including qualified performance-based compensation. We believe that compensation attributable to stock options granted under the plan will be treated as qualified performance-based compensation and therefore will not be subject to the deduction limit. The plan also authorizes the grant of performance shares, performance units, and cash-based awards utilizing the performance criteria set forth in the plan so that payments under such awards may likewise be treated as qualified performance-based compensation.

The foregoing is only a summary of the federal income tax consequences of participation in the plan. Each participant is advised to consult his or her own tax adviser for the federal income tax effects attributable to his or her own participation in the plan.
Your Board of Directors recommends a vote “FOR” the amendments to our Incentive and Stock Compensation Plan of 2002.

Performance Graph
The following performance graph compares the cumulative total shareholder return on our stock with the cumulative total return of the peer group and the Standard & Poor’s Small Cap 600 Index, with investment weighted based on market capitalization. Our fiscal year ends on the Saturday nearest to each January 31; accordingly, share prices are as of the last business day in each fiscal year. The total return assumes reinvestment of dividends. Our peer group consists of six companies believed to be engaged in similar businesses: Footstar, Inc., Genesco Inc., Payless ShoeSource, Inc., Shoe Carnival, Inc., Stride Rite Corporation and Wolverine World Wide, Inc. You are cautioned against drawing any conclusions from the data contained in this graph, as past results are not necessarily indicative of future performance. The indices used are included for comparative purposes only and do not indicate an opinion of management that such indices are necessarily an appropriate measure of the relative performance of our stock.
Comparison of 5-Year Cumulative Total Return

	01/28/00	02/02/01	02/01/02	01/31/03	01/30/04	1/28/05

Brown Shoe Company, Inc.	$100.00	$159.15	$150.79	$265.85	$380.03	$302.81

Peer Group	$100.00	$169.52	$146.21	$116.48	$122.42	$144.95

S&P 600 Index	$100.00	$117.51	$120.85	$99.74	$147.47	$168.44

The following table is derived from the data presented in the above graph. It is intended to assist you in evaluating your total returns on an annual basis for various holding periods.
Compound Annual Rates of Total Return to Shareholders*

	5 Year	4 Year	3 Year	2 Year	1 Year

Brown Shoe Company, Inc.	24.81%	17.45%	26.16%	6.73%	-20.32%

Peer Group	7.71%	-3.84%	-0.29%	11.56%	18.40%

S&P 600 Index	10.99%	9.42%	11.70%	29.96%	14.22%

*	For indicated holding periods, in our fiscal years corresponding to the previous graph, ended January 29, 2005.

Section 16 Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and any persons beneficially owning more than ten percent of our common stock to report their ownership of stock and any changes in ownership to the Securities and Exchange Commission, New York Stock Exchange and Chicago Stock Exchange. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by these dates. During fiscal year 2004, due to an error at the company, Richard A. Liddy, Patricia G. McGinnis and Jerry E. Ritter each filed one Form 4 reporting nineteen late transactions reflecting such director’s deferral of cash compensation received between January 29, 2000 and July 31, 2004 pursuant to our Deferred Compensation Plan for Non-Employee Directors. Based solely on a review of the copies of the reports furnished to us and written representations that no other such statements were required, we believe that all such other reports of our executive officers and directors were filed on a timely basis.
Voting
Under the New York Business Corporation Law and our certificate of incorporation, the presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of our stock is necessary to constitute a quorum of shareholders to take action at the annual meeting. For these purposes, shares which are present, or represented by proxy, at the annual meeting will be counted as present, regardless of whether the holder of the shares or proxy fails to vote on a particular matter or whether a broker with discretionary voting authority fails to exercise such authority with respect to any particular matter. Once a quorum of shareholders is established, the affirmative vote of a plurality of the shares, which are present in person or represented by proxy at the annual meeting, is required to elect each director. The affirmative vote of a majority of the shares, which are voted in favor or against on any other matter properly brought before the annual meeting, is required to approve of such action.
Shares represented by proxies, which are marked vote “withheld” with respect to the election of any person to serve on the board of directors, will not be considered in determining whether such a person has received the affirmative vote of a plurality of the shares. Shares represented by proxies that are marked “abstain” with respect to any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote. Shares represented by proxies which deny the proxy-holder discretionary authority to vote on any other proposal will not be considered in determining whether such proposal has received the affirmative vote of a majority of the shares and such proxies will not have the effect of a “no” vote.
We know of no other matters to come before the annual meeting. If any other matters properly come before the annual meeting, the proxies solicited hereby will be voted on such matters in accordance with the judgment of the persons voting such proxies.
Shareholder Proposals for the 2006 Annual Meeting
According to our bylaws, proposals of eligible shareholders intended to be presented at the 2006 annual meeting, currently scheduled to be held on May 25, 2006, must be received by us no less than 90 days (by February 24, 2006) and no more than 120 days (by January 25, 2006) prior to the meeting. According to the rules of the SEC, we must receive any such proposal by December 16, 2005 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.
A shareholder’s notice is required to set forth as to each matter the shareholder proposes to bring before the meeting various information regarding the proposal, including (a) a brief description of the business desired to be brought before the meeting and the reasons therefor, (b) the name and address of such shareholder proposing such business, (c) the number of shares of our stock beneficially owned by such shareholder and (d) any material interest of such shareholder in such business. These requirements are separate from and in addition to the SEC’s requirements a shareholder must meet to have a proposal included in our proxy statement.

In order for a shareholder to nominate a candidate for director, under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. In order to be timely, we must receive such notice not less than 90 days (by February 24, 2006) and no more than 120 days (by January 25, 2006) prior to the meeting. However, if we give you notice or make prior public disclosure less than 100 days’ of the date of the meeting, you must give us notice by no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The shareholder filing the notice of nomination must describe various matters regarding the nominee, including such information as (a) the name, age, business and residence addresses, occupation and shares held of such person; (b) any other information relating to such nominee required to be disclosed in the proxy statement; and (c) the name, address and shares held by the shareholder.
In each case, notice must be given to our Vice President, General Counsel and Corporate Secretary, whose address is 8300 Maryland Avenue, St. Louis, Missouri 63105. We will send a copy of our bylaws to any shareholder, without charge, upon written request. Our bylaws are also available on our website at www.brownshoe.com/governance.
Independent Auditors
Ernst & Young LLP were our independent auditors for fiscal year 2004. The Audit Committee of your board of directors has engaged Ernst & Young as independent auditors for fiscal year 2005.
During fiscal 2004 and fiscal 2003, Ernst & Young charged fees for services rendered to us as follows:

Service	2004 Fees	2003 Fees

Audit	$1,361,016	$755,652
Audit-related*	56,512	55,903
Tax**	303,603	119,453
All other services	—	—

Total	$1,721,131	$931,008

*	The audit-related services performed by Ernst & Young in 2004 and 2003 were audits of our employee benefit plans.

**	The tax services performed by Ernst & Young in 2004 and 2003 included tax compliance (including preparation and review of tax returns), tax planning and tax advice, including assistance with tax audits.
For fiscal 2004, the audit committee pre-approval policy required the audit committee, or the Chairman of the committee, to pre-approve all non-audit services. In 2004, all of the audit-related services and the tax services were pre-approved in accordance with this policy.
In February 2004, the audit committee adopted a revised audit and non-audit services pre-approval policy that requires the committee, or the Chairman of the committee to pre-approve services to be provided by the company’s independent auditors. The committee will consider whether the services to be provided by the independent auditor are prohibited by the SEC and consistent with the SEC’s rules on auditor independence and whether the independent auditor is best positioned to provide the most effective and efficient service. The committee is mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve such services. The committee has delegated to the chair of the committee pre-approval authority between committee meetings and the chair must report any pre-approval decisions to the committee at the next scheduled committee meeting.
Representatives of Ernst & Young do not plan to make a formal statement at the annual meeting. However, they will attend the meeting and be available to respond to appropriate questions.

Other
We will bear the cost of solicitation of proxies. Proxies will be solicited by mail and also may be solicited by our executive officers and other employees personally or by telephone, but such persons will not be specifically compensated for such services. It is contemplated that brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and we will reimburse them for their reasonable expenses incurred therein.
The New York Business Corporation Law requires that New York corporations, including the company, provide information to their shareholders regarding any policies of directors’ and officers’ liability insurance which have been purchased or renewed. Accordingly, we want to notify our shareholders that, on October 31, 2004, we purchased policies of directors’ and officers’ liability insurance from Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, PA, St. Paul Mercury Insurance Company and U.S. Specialty Insurance Company. These policies cover all duly elected directors and all duly elected or appointed officers and non-officer employees (if a co-defendant with an officer or director) of Brown Shoe Company, Inc. and its subsidiary companies. The policy premiums for the term ending on October 31, 2005 are $734,304. To date, no claims have been paid under any policy of directors’ and officers’ liability insurance.
The company undertakes to provide, without charge, to each shareholder a copy of the company’s report on Form 10-K for fiscal 2004, including the financial statements and financial statement schedule. For your copy, please write to our Corporate Secretary at 8300 Maryland Avenue, St. Louis, Missouri 63105 or you may access such report on the company’s website at www.brownshoe.com/secfilings.
Even though you plan to attend the meeting in person, please sign, date and return the enclosed proxy promptly or vote by telephone or over the Internet in accordance with the instructions shown on the enclosed proxy. You have the power to revoke your proxy, at any time before it is exercised, by giving written notice of revocation to our Vice President, General Counsel and Corporate Secretary or by duly executing and delivering a proxy bearing a later date, or by attending the annual meeting and casting a contrary vote. All shares represented by proxies received in time to be counted at the annual meeting will be voted. A postage paid, return addressed envelope is enclosed for your convenience. Your cooperation in giving this your immediate attention will be appreciated.
Michael I. Oberlander
Vice President, General Counsel
and Corporate Secretary
8300 Maryland Avenue
St. Louis, Missouri 63105
April 15, 2005

EXHIBIT A
Approved— March 4, 2004
BROWN SHOE COMPANY, INC.
AUDIT COMMITTEE CHARTER

A.	Name
There shall be a committee of the Board which shall be called the Audit Committee.

B.	Purpose
The Audit Committee shall monitor (1) the integrity of the financial statements of the Company, financial reporting process and systems of internal accounting and financial controls, (2) the Company’s compliance with ethics policies and legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors. In so doing, it is the Audit Committee’s responsibility to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company.

C.	Committee Membership
The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall satisfy the independence, experience and financial expertise requirements of the New York Stock Exchange and Section 10A of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002 (the “Act”), and the rules promulgated thereunder. All committee members shall be financially literate, and at least one member shall be determined to be an “audit committee financial expert,” as defined by SEC regulations, or else the Board must determine it is in the Company’s best interests that none of the members of the Audit Committee meet the definition of “audit committee financial expert.” Director’s fees are the only compensation an Audit Committee member may receive from the Company.
The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Governance and Nominating Committee. The members of the Audit Committee shall serve until their successors are appointed and qualified. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such new member(s) satisfying the independence, experience and financial expertise requirements referred to above. Except as expressly provided in this Charter or the Bylaws of the Company or the Corporate Governance Guidelines of the Company, or as otherwise provided by law or the rules of the New York Stock Exchange, the Audit Committee shall fix its own rules of procedure.

D.	Authority, Duties and Responsibilities
The Audit Committee shall have the sole authority to appoint, retain or terminate and compensate the independent auditors. The independent auditors must report directly to the Audit Committee and the Committee shall be directly responsible for the oversight of the work of the independent auditors. The Audit Committee shall approve all audit engagement fees and terms and all non-audit engagements with the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of non-audit services may be delegated to a single member of the Audit Committee so long as the Audit Committee is informed of any such decision at the next meeting.
Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements. In its capacity as a committee of the Board, the Audit Committee shall be directly responsible for the oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.
The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain, at the Company’s expense, special legal, accounting or other consultants to advise the committee and carry out its duties, and to conduct or authorize investigations into any matters within its scope of responsibilities. The Audit Committee shall meet periodically with the internal auditors and the independent auditors in separate executive sessions in carrying out its duties and fulfilling its responsibilities.
The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.
The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess this Charter at least annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.
The Audit Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Audit Committee and are set forth as a guide with the understanding the Committee may supplement them as appropriate:

•	Review and discuss with management and the independent auditors the Company’s annual audited financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, including disclosures made in Management’s Discussion and Analysis of Financial Condition and Results of Operations or similar disclosures, and the matters required to be discussed pursuant to SAS No. 61, prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements to the extent applicable.

•	Review and discuss with management and the independent auditors as applicable (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent auditors and the Company’s response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent auditors’ activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases (paying particular attention to any use of “pro forma”, or “adjusted” non-GAAP, information) as well as financial information and earnings guidance generally provided to analysts and rating agencies.

•	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality control procedures; (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner of the independent auditor and taking into account the opinions of management and the Company’s internal auditors.

•	Ensure the lead audit partner of the independent auditors and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Act, and further consider rotation of the independent auditing firm itself, and ensure no audit partner receives any compensation based on the performance or procurement of non-audit services with the Company.

•	Set policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account (recognizing the Act does not permit someone in a “financial reporting oversight role” to have participated in the Company’s audit as an employee of the independent auditors during the preceding one-year period).

•	Discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

•	Ensure the Company maintains an internal audit function, review the appointment, reassignment or dismissal of the director of internal audit and review findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.

•	Discuss with the independent auditors any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement.

•	Discuss with management and the independent auditors any accounting adjustments noted or proposed by the independent auditors but passed (as immaterial or otherwise).

•	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

•	Review disclosures made by the Company’s principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Act and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•	Review any reports of the independent auditors mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the independent auditors any information with respect to illegal acts in accordance with Section 10A.

•	Obtain reports from management whether the Company and its subsidiaries and affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct.

•	Receive corporate attorneys’ reports, if any, of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	The committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.
E. Limitations of Audit Committee’s Roles
While the Audit Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Audit Committee to prepare financial statements, plan or conduct audits or to determine if the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Company’s independent auditors. Other than as set forth in this Charter or as required by law or regulations, it is not the duty of the Audit Committee to conduct investigations or to assure compliance with law and regulations and the Company’s business conduct policies.

EXHIBIT B
Amendment to the
Brown Shoe Company, Inc. (the “Company”)
Incentive and Stock Compensation Plan of 2002 (the “Plan”)
Adopted by the Compensation Committee of the Board of Directors on March 3, 2005
1.     Upon the approval of this amendment by the Company’s shareholders and effective as of the date upon which the Plan was originally approved by the Company’s shareholders, Section 4.1 of the Plan is amended in its entirety to read as follows:

4.1 Shares Available for Grants. Subject to adjustment as provided in Section 4.2 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be one million five hundred thousand (1,500,000). Additionally, Shares approved pursuant to the Brown Group, Inc. Incentive and Stock Compensation Plan of 1999 (the “1999 Plan”) which have not as yet been awarded shall become available for grant under the Plan. No more than four hundred and fifty thousand (450,000) Shares, including carryover Shares from the 1999 Plan, reserved for issuance under this Plan may be granted in the form of Performance Shares or Restricted Stock. In addition, for purposes of the limits described in the first and third sentences of this Section 4.1, Shares subject to any award that is canceled, terminates, expires, or lapses for any reason shall again become available for issuance under this Plan, whether in the form of Performance Shares, Restricted Stock or otherwise. The Board shall determine the appropriate method for calculating the number of shares issued pursuant to the Plan. The following rules shall apply to grants of Awards under the Plan:

(a) Options: The maximum aggregate number of Shares that may be granted in the form of Options, pursuant to any Award granted in any one fiscal year to any one single Participant, shall be one hundred fifty thousand (150,000).

(b) Performance Shares/ Performance Units: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Shares or Performance Units granted in any one fiscal year to any one Participant, shall be equal to the value of one hundred thousand (100,000) Shares.

(c) Cash-Based Awards: The maximum payout with respect to Cash-Based Awards in any one fiscal year to any one single Participant shall be three million dollars ($3,000,000).

(d) Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be fifty thousand (50,000) Shares.

(e) Stock Appreciation Rights: The maximum number of Shares that may be granted in the form of Stock Appreciation Rights to any one Participant in any one fiscal year shall be one hundred fifty thousand (150,000).
2.     Upon the approval of this amendment by the Company’s shareholders and effective as of the date upon which the Plan was originally approved by the Company’s shareholders, Section 7.2 of the Plan is amended in its entirety to read as follows:

7.2 Value of Performance Units/ Shares and Cash-Based Awards. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. Each Performance Share shall have an initial value that is established by the Board but in no event shall such initial value exceed two (2) times the Fair Market Value of a Share on the date of grant. Each Cash-Based Award shall have a value as may be determined by the Board. The Board shall set performance goals, as described in Article 9, in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/ Shares and Cash-Based Awards that will be paid out to the Participant. For purposes of this Article 7, the time period during which the performance goals must be met shall be called a “Performance Period.”
3.     Capitalized terms used herein shall have the same meanings ascribed to them in the Plan.

B-1

BROWN SHOE COMPANY, INC.
8300 MARYLAND AVENUE
ST. LOUIS, MO 63105-3693

Brown Shoe Company, Inc. encourages you to take advantage of the convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

Your vote is important. Please vote immediately.

Vote-by-Internet	Computer	OR	Vote-by-Telephone	Phone

Log on to the Internet and go to http://www.eproxyvote.com/bws			Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark	2283
votes as in
this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

1.	ELECTION OF DIRECTORS	FOR All Nominees Listed ☐	WITHHELD Authority to Vote For Nominees Listed ☐	Nominees: 01. Ronald A. Fromm 02. Steven W. Korn 03. Patricia G. McGinnis	This proxy, when properly executed, will be voted in the manner directed by the undersigned Shareholder. If no direction is made, this proxy will be voted for Proposal 1 and for Proposal 2, as recommended by the Board of Directors.

	For all nominees except:	This Proxy Must be Signed Exactly as Name Appears Hereon.
☐

Instruction: To withhold authority to vote for any nominee(s) mark the exception box above and write the name(s) on the space provided above.

2.	APPROVAL OF AMENDMENTS TO INCENTIVE AND STOCK COMPENSATION PLAN OF 2002	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY, USING THE ENCLOSED ENVELOPE.

Signature: ________________________ Date: ____________  Signature: ________________________ Date: __________

Executors, administrators, trustees, etc. should give full titles as such. Joint owners should each sign this proxy. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Brown Shoe Company, Inc.

8300 Maryland Avenue, St. Louis, Missouri 63105-3693

April 15, 2005

Dear Shareholder:

     The Annual Meeting of Shareholders of Brown Shoe Company, Inc. will be held on May 26, 2005, at 11:00 a.m., in the Brown Shoe Company, Inc. Conference Center, located at 8300 Maryland Avenue, St. Louis, Missouri.

     It is important that your shares be represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided or vote electronically or by telephone as instructed on the reverse side hereof.

(over)

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

Brown Shoe Company, Inc.

This Proxy is Solicited on Behalf of the Board of Directors of the Company
for Annual Meeting of Shareholders to be held on May 26, 2005

The undersigned hereby constitutes and appoints Ronald A. Fromm, Andrew M. Rosen and Michael I. Oberlander, and each of them, his, her or its true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Brown Shoe Company, Inc., to be held in the Company’s Conference Center, at 8300 Maryland Avenue, St. Louis, Missouri, on Thursday, May 26, 2005, at 11:00 a.m., and at any adjournments thereof, and to vote all the shares of Common Stock of the Company standing on the books of the Company in the name of the undersigned as specified on the reverse side hereof and in their discretion on such other business as may properly come before the meeting.

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR SHARES BY
TELEPHONE OR INTERNET.